July 28, 2011 July 28, 2011 July 28, 2011 July 28, 2011	Colfax Fluid Handling
World Headquarters 1710 Airport Road Monroe, NC 28110 USA Tel: (704) 289-6511 www.colfaxcorp.com

Mr. Joseph B. Niemann
14124 Riverdowns South
Midlothian, VA 23113

Dear Joe:

We are pleased to extend the term of your reassignment as Senior Vice President, Strategic Marketing and Business Development of Colfax Corporation from September 17, 2011 to November 17, 2011.
Your principal place of business shall remain in Richmond, Virginia.

The Reassignment constitutes “Good Reason” pursuant to Section 10.6 of your Executive Employment Agreement between you and the Company dated April 22, 2008 (the “Employment Agreement”). You have informed the Company that you have agreed to the Reassignment and do not desire to resign from the Company as provided in the Employment Agreement.

Notwithstanding (i) anything to the contrary set forth in the Employment Agreement and (ii) your agreement to the Reassignment, the Company hereby agrees that you shall have Good Reason to effect a Good Reason termination in accordance with Section 1.1(d) of the Employment Agreement upon completion of the term of the Reassignment.

This letter shall at all times and in all respects be governed by the laws of the Commonwealth of Virginia, without regard to conflicts of law principals thereof.

Sincerely,
William E. Roller
Executive Vice President

I hereby agree and acknowledge the terms of this letter.

/s/ Joseph B. Niemann
Joseph B. Niemann